Exhibit 22

GUARANTOR SUBSIDIARIES OF QUAD/GRAPHICS, INC.’S
UNSECURED 7.0% SENIOR NOTES DUE MAY 1, 2022

	Name of Subsidiary Guarantor	Jurisdiction of Organization

1.	Child Day Care and Learning Services, LLC	Wisconsin
2.	Quad/Graphics Canada, LLC	Wisconsin
3.	Quad/Med, LLC	Wisconsin
4.	Duplainville Transport, Inc.	Wisconsin
5.	Quad/Air, LLC	Wisconsin
6.	Quad/Greenfield, LLC	Wisconsin
7.	Chemical Research/Technology LLC (formerly Chemical Research/Technology Co.)	Wisconsin
8.	Quad/Graphics Commercial & Specialty LLC	Wisconsin
9.	Quad/Tech, Inc.	Wisconsin
10.	Quad Packaging, Inc. (formerly Proteus Packaging Corporation)	Wisconsin
11.	Transpak Corporation	Wisconsin
12.	Quad/Graphics Marketing, LLC	Wisconsin
13.	World Color Capital II, LLC	Delaware
14.	Openfirst, LLC	Delaware
15.	New Electronic Printing Systems, LLC	Delaware
16.	New Diversified Mailing Services, LLC	Delaware
17.	Quad/Graphics Printing LLC (formerly Quad/Graphics Printing Corp.)	Delaware
18.	Quad Logistics Services, LLC	Delaware
19.	Quad/Argentina, Inc.	Delaware
20.	Quad/Brazil, Inc.	Delaware
21.	QG Printing II LLC (formerly QG Printing II Corp.)	Connecticut
22.	Quad Logistics Holdings, LLC	Wisconsin
23.	COPAC Global Packaging, Inc.	Delaware
24.	COPAC, Inc.	South Carolina
25.	Ivie & Associates, LLC	Iowa
26.	Graphic Image, Inc.	Iowa
27.	Greenleaf Advertising & Media, LLC	Texas
28.	Periscope, Inc.	Minnesota
29.	Periscope Canada, Inc.	Minnesota
30.	Anthem Marketing, LLC	Delaware
31.	Quad/Argentina II, LLC	Wisconsin